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EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

                   REGENERON COMPLETES 12-MONTH EFFICACY PHASE
       OF AXOKINE(R) PHASE III PIVOTAL TRIAL FOR THE TREATMENT OF OBESITY

Tarrytown, NY (January 7, 2003) - Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today at the JP Morgan Healthcare Conference that the last study participant has completed the 12-month placebo-controlled portion of its Phase III pivotal trial designed to assess the efficacy and safety of AXOKINE(R) for weight loss in overweight and obese subjects. This pivotal trial included nearly 2,000 people at 65 study sites across the United States.

"This is an important milestone in the AXOKINE pivotal trial and overall in the Phase III development program," noted Steven P. Weinstein, M.D., Ph.D., Regeneron's Executive Director of Endocrinology. "We note that approximately 65 percent of all study subjects completed the 12-month placebo-controlled phase of the trial, and the average treatment period for participants in this trial is now more than 14 months."

THE AXOKINE PHASE III PROGRAM

The Company initiated its Phase III AXOKINE program in July 2001 and began treating people in the pivotal trial in September 2001. This pivotal trial includes two phases. The recently completed first phase was designed to measure weight change in a 12-month double-blind treatment period, in which participants gave themselves daily subcutaneous injections of placebo or AXOKINE. This phase was overseen by an independent Data Safety Monitoring Board, which reviewed the safety data. The co-primary end-points of the study are change in body weight and proportion of subjects who lose 5 percent or more of their body weight over the 12-month treatment period. Data collection for this first phase of the pivotal study and finalization of the database for statistical analysis are currently underway. The double-blind, placebo-controlled treatment period is being followed by a 12-month open-label safety extension phase, during which all trial participants receive AXOKINE.

To be included in the study, patients must not have been diabetic and must have had a body mass index (BMI) of 30 to 55 if they had no obesity-related risk factors or 27 to 55 if they had obesity-related risk factors, such as elevated blood pressure or increased blood lipids. People are classified

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as overweight if they have a BMI between 25 and 30, and obese if they have a BMI of 30 or greater. BMI is a medical measure of obesity. It measures weight in relation to height and is calculated as weight in kilograms divided by height measured in meters, squared. For example, a person 5'8" tall weighing 174 pounds would have a BMI of 27 and be considered overweight. The same 5'8" adult weighing 258 pounds would have a BMI of 40 and be considered extremely obese.

The entire AXOKINE program has been designed to include approximately 4,000 participants. As part of the overall Phase III program, Regeneron has initiated 4 clinical studies that are currently underway and has planned additional confirmatory and ancillary studies of AXOKINE(R) in obese and obese diabetic subjects.

ABOUT REGENERON

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the quarter ended September 30, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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